Exhibit 99.3

TARGETED GENETICS PRESENTS FINAL RESULTS FROM PHASE II CYSTIC FIBROSIS CLINICAL TRIAL -Complete Data Analysis Confirms Strong Safety Profile and Improvement in Lung Function- 6/5/03

Washington, DC and Seattle, WA—June 5, 2003 – Targeted Genetics Corporation (Nasdaq: TGEN) today announced final results of its Phase II clinical trial in patients with cystic fibrosis. The product candidate, tgAAVCF, met its primary endpoint demonstrating safety and tolerability in this first ever repeat dosing study. Positive trends in pulmonary function, inflammatory cytokine (IL-8) levels and gene transfer were also observed.

Data will be presented today at the 6th Annual American Society of Gene Therapy Meeting in Washington, DC by Richard B. Moss, M.D., Pediatric Pulmonary Medicine, Stanford University Medical Center and lead clinical investigator in this study. Dr. Moss will present a complete data analysis at a workshop titled, “Respiratory Tract: Planning and Executing a Gene Therapy Trial for the Respiratory Tract.”

tgAAVCF, Targeted Genetics’ lead gene therapy product candidate for the treatment of cystic fibrosis, was tested in a randomized, double-blind, placebo-controlled clinical trial that included 37 patients with mild cystic fibrosis. Patients were monitored for approximately five months. The complete data analysis confirmed preliminary results presented at the 16th Annual North American Cystic Fibrosis Conference in October of 2002. Data highlights are as follows:

•	A clean safety profile was sustained over the entire 150-day study period. No clinically significant differences in adverse events between the product candidate and placebo were observed.

•	Statistically significant improvements in lung function (FEV1) were observed after 30 days. In addition, positive trends were observed in various measurements of lung function after 60 and 90 days in the treated population, compared to the placebo group.

•	A statistically significant decrease in IL-8 levels (a cytokine associated with inflammation) was observed after 14 days compared to placebo.

•	Excellent gene transfer was observed in all patients tested.

After complete data analysis, additional data highlights included:

•	Chest computerized tomography (CT) scans utilized to measure additional safety showed no statistically significant changes in CT scores between days 0 and 90, further supporting a strong safety profile associated with tgAAVCF.

•	22 percent of patients treated with tgAAVCF sustained a 5 percent or greater improvement in lung function at 90 days, while no patients receiving placebo achieved this response.

•	17 percent of patients treated with tgAAVCF sustained a 10 percent or greater improvement in lung function at 90 days, while no patients receiving placebo achieved this response.

•	No correlation was observed between the levels of AAV neutralizing antibodies and patients’ FEV1 measurements, suggesting that antibodies to the AAV vector do not appear to impact the therapeutic profile of tgAAVCF when administered via repeat dosing.

“Targeted Genetics Corporation is the only organization to demonstrate a statistically significant improvement in lung function in a repeat-dosing gene therapy trial in humans with cystic fibrosis. In addition to demonstrating a favorable safety profile over a five-month period, the CF clinician community was encouraged by improvement trends observed in lung function throughout this study,” said Dr. Moss. “Based on these positive findings, we plan to initiate a larger, confirmatory study in patients with cystic fibrosis. This Phase IIb clinical trial will almost triple the number of study participants and will focus primarily on the change in lung function – a well-established measurement of improvement in patients with this debilitating disease. We look forward to launching this study in the coming months and to further our understanding of the potential of tgAAVCF to go beyond management of signs and symptoms of cystic fibrosis and treat the underlying cause of the disease.”

This phase II clinical trial involved 37 CF patients with mild lung disease, 17 who received placebo and 20 who received tgAAVCF. The mean age in this study was 24 years. Following approvals from an independent data safety monitoring board, patients as young as 12 years of age were included in the clinical trial. Patients were randomized to receive three doses at 30-day intervals of tgAAVCF, 1013 DNAse resistant particles (DRP) per dose, or placebo. Patients were followed for 90 days after receiving their last dose. The primary endpoint of this study was the safety and tolerability of repeat dosing with tgAAVCF. Activity measures included lung function (FEV1 – a standard measurement of lung function), inflammation and microbiology. In a subset of six patients undergoing bronchoscopy one to two months after last dosing, gene expression, measured by determining levels of mRNA, was not demonstrated in cells brushed from the largest airways within the limit of detection of the assay. Over the course of the clinical trial, AAV neutralizing antibody response occurred systemically and locally, although no correlation was noted between the levels of AAV neutralizing antibodies and patients’ change in lung function (FEV1).

About tgAAVCF and Cystic Fibrosis

tgAAVCF uses an AAV vector to deliver a functionally correct copy of the CFTR gene to the airways of patients with CF. Loss of proper function of the CFTR gene is the cause of CF. While current therapies treat the symptoms of CF, tgAAVCF has the potential to address the underlying cause of the disease. Normally, the protein encoded by this gene is found in the respiratory passageways, pancreas, salivary and sweat glands, where it helps to regulate the cellular concentration of chloride ions and water. In CF patients, the loss of this gene’s function leads to the production and build-up in the lungs and sinuses of thick sticky mucus, colonization by bacteria and the invasion of white blood cells, thus causing inflammation. These events produce scarring in the lung, which ultimately results in loss of respiratory function. Common symptoms include very salty-tasting skin, persistent coughing, wheezing or pneumonia, excessive appetite but poor weight gain, and bulky stools. It is estimated that 60,000 people worldwide have cystic fibrosis, including approximately 30,000 people in the United States. The median age of survival for patients with CF is approximately 33 years. For more information about CF and Cystic Fibrosis Foundation please visit http://www.cff.org.

Targeted Genetics develops gene therapy products for treating acquired and inherited diseases. The Company has a lead clinical product development program targeting cystic fibrosis and a promising pipeline of product candidates focused on arthritis, an AIDS vaccine, hemophilia and cancer. The Company has a broad platform of gene delivery technologies, as well as a promising body of technology for cellular therapy. For more information about Targeted Genetics Corporation, please visit the Company’s web site at http://www.targetedgenetics.com.

NOTE: This release contains forward-looking statements regarding our regulatory filings, research programs, product development and clinical trials. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, the timing, nature and results of our research and our clinical trials, our ability to obtain regulatory approvals, our ability to protect our intellectual property, and our ability to raise capital when needed, as well as other risk factors described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our report on Form 10-Q for the quarter ended March 31, 2003. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.